Exhibit 99.2

August 31, 2009

Cardinal Health, Inc. and its Board of Directors

7000 Cardinal Place

Dublin, Ohio 43017

Ladies and Gentlemen:

We have acted as special counsel to Cardinal Health, Inc., an Ohio corporation (“Cardinal”), and its Board of Directors in connection with the transactions contemplated by the Separation Agreement (the “Separation Agreement”), dated July 22, 2009, by and between Cardinal and CareFusion Corporation (“CareFusion”), a Delaware corporation and a subsidiary of Cardinal. At your request, we are rendering our opinion as to certain United States federal income tax consequences of certain transactions contemplated by the Separation Agreement. All capitalized terms used but not defined herein shall have the meanings ascribed to them in the Officer’s Certificate of Cardinal dated as of the date hereof and delivered in connection herewith, and any reference to any document includes a reference to any exhibit, appendix or similar attachment thereto.

In providing our opinion, we have reviewed and relied upon: (i) the Separation Agreement and the other agreements relating to the transactions contemplated by the Separation Agreement (collectively, the “Agreements”); (ii) the Officer’s Certificates of Cardinal and CareFusion delivered in connection herewith (the “Officer’s Certificates”); (iii) the ruling request relating to Section 355 of the Internal Revenue Code of 1986, as amended (the “Code”), and other provisions filed by Cardinal with the Internal Revenue Service in connection with the transactions contemplated by the Separation Agreement and all supplemental submissions filed in connection therewith (together, the “Request for Rulings”); (iv) the private letter ruling issued to Cardinal by the Internal Revenue Service in response to the Request for Rulings (the “Private Letter Ruling”); (v) the registration statement of CareFusion on Form 10, including the related information statement for the External Distribution, Cardinal’s annual report on Form 10-K for its fiscal years ended June 30, 2008 and 2009, and Cardinal’s proxy statement relating to the annual meeting of Cardinal’s shareholders held on November 5, 2008 (collectively, the “Public Documents”); (vi) certain resolutions adopted by the Board of Directors of Cardinal; and (vii) such other documents, records and papers as we have deemed necessary or appropriate in order to give the opinion set forth herein.

For purposes of the opinion set forth below, we have assumed: (i) that the statements and representations contained, respectively, in the Request for Rulings, the Private Letter Ruling, the Officer’s Certificates and the Agreements are true, complete, and correct as of the date hereof and will remain true, complete, and correct at all times up to and including the time of the External Distribution; (ii) that all statements and representations qualified by knowledge, belief or materiality or comparable qualification are true, complete, and correct as if made without such qualification; (iii) that all documents submitted to us as originals are authentic, that all documents submitted to us as copies conform to the originals and that all relevant documents have been or will be duly executed in the form presented to us; (iv) that, except for a change in the distribution ratio to 0.5 shares of CareFusion common stock for each share of Cardinal common stock, the transactions contemplated by the Separation Agreement will be consummated as described in the Request for Rulings and the Private Letter Ruling; (v) that Cardinal and CareFusion will treat the External Distribution for United States federal income tax consequences in a manner consistent with the opinion set forth below; (vi) that the Public Documents are true, complete, and correct; and (vii) that all applicable reporting requirements have been or will be satisfied. If any of the above described assumptions is untrue for any reason or if the Private Letter Ruling is revoked or amended in whole or in part, then our opinion as expressed below may be adversely affected.

Based upon and subject to the foregoing, it is our opinion that, under presently applicable provisions of the Code, and the rules and regulations promulgated thereunder:

The transfer by Cardinal of property relating to its CMP Business to CareFusion in the Distributing Contribution followed by the distribution by Cardinal of CareFusion common stock to holders of shares of Cardinal common stock pursuant to the External Distribution will qualify as a transaction that is described in Sections 355(a) and 368(a)(l)(D) of the Code.

We render no opinion as to any United States federal income tax issues or other matter except as specifically set forth above. We render no opinion as to the United States federal income tax consequences of (i) the transactions under any other provisions of the Code (including Section 482); (ii) any conditions existing at the time of, or effects resulting from, the transactions that are not specifically covered above; (iii) any transactions contemplated by the Separation Agreement or described in the Private Letter Ruling other than the Distributing Contribution and the External Distribution; (iv) non-arm’s length payments (if any) made in connection with the transactions; or (v) any internal restructuring that occurred or will occur in connection with the Distributing Contribution or the External Distribution or any continuing transactions between or among any of Cardinal, Cardinal’s subsidiaries, CareFusion and CareFusion’s subsidiaries. We render no opinion as to the tax consequences of the transactions under state, local, or foreign tax laws.

Our opinion is based on current provisions of the Code, Treasury Regulations promulgated thereunder, published pronouncements of the Internal Revenue Service and case law, any of which may be changed at any time with retroactive effect. Any change in applicable laws or the facts and circumstances surrounding the transactions, or any inaccuracy in the statements, facts, assumptions or representations upon which we have relied, may affect the continuing validity of our opinion as set forth herein. We assume no responsibility to inform Cardinal of any such change or inaccuracy that may occur or come to our attention.

We are furnishing this opinion solely for the benefit of Cardinal. Furthermore, we are furnishing this opinion solely in connection with the transactions contemplated by the Separation Agreement, and it is not to be relied upon, used, quoted, or otherwise referred to for any other purpose or by any other party without our consent. We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to Form 8-K of Cardinal or CareFusion. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours.

/s/ Wachtell, Lipton, Rosen & Katz
WACHTELL, LIPTON, ROSEN & KATZ

DLP/vgk

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